                                                                   EXHIBIT 10.18





                            ASSET PURCHASE AGREEMENT


                                     BETWEEN


                             DAY INTERNATIONAL, INC.


                                       AND


                              FLINT INK CORPORATION



                                December 31, 1996



                                TABLE OF CONTENTS

1.       DEFINITIONS....................................................1

2.       PURCHASE AND SALE..............................................8
         -----------------
         (a)      PURCHASE AND SALE OF ASSETS...........................8
                  ---------------------------
         (b)      EXCLUDED ASSETS......................................10
                  ---------------
         (c)      ASSUMPTION OF LIABILITIES............................10
                  -------------------------
         (d)      PURCHASE PRICE.......................................10
                  --------------
         (e)      PURCHASE PRICE ADJUSTMENT............................10
                  -------------------------
         (f)      THE CLOSING..........................................11
                  -----------
         (g)      DELIVERIES AT THE CLOSING............................11
                  -------------------------
         (h)      PURCHASE PRICE ALLOCATION............................11
                  -------------------------

3.       REPRESENTATIONS AND WARRANTIES OF SELLER......................11
         ----------------------------------------
         (a)      ORGANIZATION OF SELLER...............................12
                  ----------------------
         (b)      AUTHORIZATION OF TRANSACTION.........................12
                  ----------------------------
         (c)      NONCONTRAVENTION.....................................12
                  ----------------
         (d)      FINANCIAL STATEMENTS.................................12
                  --------------------
         (e)      RECENT EVENTS........................................13
                  -------------
         (f)      TANGIBLE ASSETS......................................13
                  ---------------
         (g)      INTELLECTUAL PROPERTY................................14
                  ---------------------
         (h)      CONTRACTS............................................16
                  ---------
         (i)      TAX MATTERS..........................................18
                  -----------
         (j)      LITIGATION...........................................18
                  ----------
         (k)      PRODUCT WARRANTY.....................................18
                  ----------------
         (l)      LABOR AND EMPLOYMENT MATTERS.........................18
                  ----------------------------
         (m)      EMPLOYEE BENEFITS....................................19
                  -----------------
         (n)      ENVIRONMENT, HEALTH, AND SAFETY......................20
                  -------------------------------
         (o)      INTERNATIONAL TRADE..................................21
                  -------------------
         (p)      LEGAL COMPLIANCE.....................................21
                  ----------------
         (q)      BROKERS' FEES........................................21
                  -------------
         (r)      FULL DISCLOSURE......................................21
                  ---------------

4.       REPRESENTATIONS AND WARRANTIES OF BUYER.......................22
         ---------------------------------------
         (a)      ORGANIZATION OF BUYER................................22
                  ---------------------
         (b)      AUTHORIZATION OF TRANSACTION.........................22
                  ----------------------------
         (c)      NONCONTRAVENTION.....................................22
                  ----------------
         (d)      BROKERS' FEES........................................22
                  -------------
         (e)      SECTION 3(g) DISCLOSURE.  ...........................23
                  -----------------------

5.       COVENANTS OF THE PARTIES......................................23
         ------------------------
         (a)      GENERAL..............................................23
                  -------
         (b)      CLOSING DATE BALANCE SHEET...........................23
                  --------------------------


         (c)      CONFIDENTIALITY......................................23
                  ---------------
         (d)      LITIGATION SUPPORT...................................23
                  ------------------
         (e)      TRANSFERRED EMPLOYEES................................23
                  ---------------------
         (f)      DEFINED CONTRIBUTION PLAN............................24
                  -------------------------
         (g)      ENVIRONMENTAL MATTERS................................24
                  ---------------------
         (h)      PRODUCT RETURNS......................................25
                  ---------------
         (i)      COLLECTION OF ACCOUNTS...............................25
                  ----------------------
         (j)      RECORD RETENTION.....................................25
                  ----------------
         (k)      GOVERNMENT CONTRACT BID..............................26
                  -----------------------

6.       CONDITIONS TO OBLIGATION TO CLOSE.............................27
         ---------------------------------
         (a)      CONDITIONS TO OBLIGATION OF BUYER....................27
                  ---------------------------------
         (b)      CONDITIONS TO OBLIGATION OF SELLER...................28
                  ----------------------------------
7.       INDEMNIFICATION...............................................29
         ---------------
         (a)      SURVIVAL.............................................29
                  --------
         (b)      INDEMNIFICATION PROVISIONS FOR BENEFIT OF BUYER......29
                  -----------------------------------------------
         (c)      INDEMNIFICATION PROVISIONS FOR BENEFIT OF SELLER.....30
                  ------------------------------------------------
         (d)      MATTERS INVOLVING THIRD PARTIES......................30
                  -------------------------------
         (e)      MATTERS INVOLVING THE PARTIES........................31
                  -----------------------------

8.       MISCELLANEOUS.................................................31
         -------------
         (a)      PRESS RELEASES AND ANNOUNCEMENTS.....................31
                  --------------------------------
         (b)      NO THIRD PARTY BENEFICIARIES.........................32
                  ----------------------------
         (c)      ENTIRE AGREEMENT.....................................32
                  ----------------
         (d)      SUCCESSION AND ASSIGNMENT............................32
                  -------------------------
         (e)      COUNTERPARTS.........................................32
                  ------------
         (f)      HEADINGS.............................................32
                  --------
         (g)      NOTICES..............................................32
                  -------
         (h)      GOVERNING LAW........................................33
                  -------------
         (i)      AMENDMENTS AND WAIVERS...............................33
                  ----------------------
         (j)      SEVERABILITY.........................................34
                  ------------
         (k)      EXPENSES.............................................34
                  --------
         (l)      CONSTRUCTION.........................................34
                  ------------
         (m)      INCORPORATION OF EXHIBITS AND SCHEDULES..............34
                  ---------------------------------------
         (n)      SPECIFIC PERFORMANCE.................................35
                  --------------------
         (o)      CERTAIN TAXES AND COSTS..............................35
                  -----------------------
         (p)      DISCLAIMER REGARDING ACQUIRED ASSETS.................35
                  ------------------------------------
         (q)      DISCLAIMER REGARDING FORWARD-LOOKING INFORMATION.....36
                  ------------------------------------------------



                                    EXHIBITS

Exhibit A                  Financial Statements
Exhibit B                  Sales Representative Agreement

Exhibit FS-1      Adjustments for determining Non-Cash Working Capital


                                    SCHEDULES

Real Property Schedule
Equipment Schedule
Vehicles Schedule
Intellectual Property Schedule
Contract Schedule
Excluded Assets Schedule
Seller's Inventor Practices Schedule
Disclosure Schedule
Consents Schedule
Schedule of Additional Indemnified Matters

                            ASSET PURCHASE AGREEMENT


          This Asset Purchase Agreement (this "AGREEMENT") is entered into as of December 31, 1996, by and between DAY INTERNATIONAL, INC., a Delaware corporation (the "BUYER"), and FLINT INK CORPORATION, a Michigan corporation (the "SELLER"). Buyer and Seller are referred to collectively herein as the "PARTIES" and each individually as a "PARTY."

                                    RECITALS:

          Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain assets of the Seller that are used in the Business (as defined below), and in connection with the consummation of that transaction, both the Parties desire to enter into certain related agreements.

          NOW, THEREFORE, the Parties agree as follows:

          1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

          "1995 STATEMENTS" has the meaning set for in Section 3(d) below.

          "ACQUIRED ASSETS" has the meaning set forth in Section 2(a) below.

          "ADJUSTED CLOSING NON-CASH WORKING CAPITAL" means the amount, whether positive or negative, equal to the difference of (a) the Non-cash Current Assets of the Division as reflected on the Closing Date Balance Sheet (as adjusted to reflect the matters and adjustments described on EXHIBIT FS-1) minus (b) the Current Liabilities of the Division as reflected on the Closing Date Balance Sheet (as adjusted to reflect the matters and adjustments described on EXHIBIT FS-1). The Servicom Receivable shall be recorded as a Current Asset at its discounted value as of December 31, 1996, assuming payments of $7,600 per month, using a discount rate of 8% per annum, compounding annually.

          "ADJUSTED INITIAL NON-CASH WORKING CAPITAL" means the amount, whether positive or negative, equal to the difference of (a) the Non-cash Current Assets of the Division as reflected on the June 30, 1996 Balance Sheet (as adjusted to reflect the matters and adjustments described on EXHIBIT FS-1) minus (b) the Current Liabilities of the Division as reflected on the June 30, 1996 Balance Sheet (as adjusted to reflect the matters and adjustments described on EXHIBIT FS-1). The Servicom Receivable shall be recorded as a Current Asset at its discounted value as of December 31, 1996, assuming payments of $7,600 per month, using a discount rate of 8% per annum, compounding annually.


          "ADVERSE CONSEQUENCES" means any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses (including lost profits), expenses, and fees, including all reasonable attorneys' fees and court costs (but excluding indirect, incidental and consequential damages actually incurred by the party seeking indemnification).

          "AFFILIATE" an "affiliate" or, or person "affiliated" with, a specified person, is a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is Under Common Control with, the Person specified.

          "AGREEMENT" has the meaning set forth in the preface above.

          "ASSUMED EMPLOYEE LIABILITIES" means liabilities for (a) accrued overtime, (b) accrued Divisional salesman's commissions, (c) incentive pay for
E. G. Mills (including retention pay liabilities under that certain agreement dated August 21, 1996, between Seller and Ewell G. Mills) and Herbert Mycroft,
(d) accrued vacation pay, and (e) any payroll tax expense associated with clauses (a)-(d) above, in each case incurred in the Ordinary Course of Business in respect of employees of the Division to the extent such liabilities are on the Closing Date Balance Sheet.

          "ASSUMED LIABILITIES" means (a) all trade accounts payable of the Division outstanding on the Closing Date, incurred in the Ordinary Course of Business of the Division and reflected on the Closing Date Balance Sheet, (b) the Assumed Employee Liabilities (c) the commission payable in respect of duty drawback, not to exceed $20,000, to the extent on the Closing Date Balance Sheet, and (d) those executory obligations of Seller under the licenses, sublicenses, leases, subleases, contracts and other arrangements that are included among the Acquired Assets either (i) to furnish goods, services or other non-cash benefits to another Person after Closing, or (ii) to pay for goods, services and other non-cash benefits that another Person will furnish to it after Closing; PROVIDED, HOWEVER, that the Assumed Liabilities shall not include any Excluded Liabilities.

          "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

          "BENEFIT PLAN" has the meaning set forth in Section 3(m)(i) below.

          "BOOKS AND RECORDS" has the meaning set forth in Section 2(a)(x) below.

          "BUSINESS" means the manufacturing, sales and distribution of printing blankets, including Quanta Lith Blue and Green sheet-fed printing blankets.

          "BUSINESS EMPLOYEE" means any employee of the Division (whether part-time or full-time, temporary or permanent, exempt or non-exempt) who is employed by the Division and whose primary duties relate to, or who spends a majority of his compensable time involved in, the operation of the Business.

          "BUYER" has the meaning set forth in the preface above.

          "BUYER INDEMNIFIED PARTY" or "BUYER INDEMNIFIED PARTIES" has the meaning set forth in Section 8(b) below.

          "CLAIMS" has the meaning set forth in Section 2(a)(ix) below.

          "CLOSING" has the meaning set forth in Section 2(f) below.

          "CLOSING DATE" has the meaning set forth in Section 2(f) below.

          "CLOSING DATE BALANCE SHEET" means an audited statement of the net assets of the Division purchased hereunder of the Division as of the Closing Date, prepared in accordance with GAAP, applying the accounting principles used by Seller in the preparation of the Financial Statements.

          "CLOSING PAYMENT" has the meaning set forth in Section 2(d) below.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "CONFIDENTIAL INFORMATION" means any proprietary, confidential or nonpublic information concerning Seller, the operation of the Division or the conduct of the Business supplied in writing by Seller to Buyer.

          "CONTRACTS" has the meaning set forth in Section 2(a)(viii) below.

          "CONTROL" (including, with correlative meaning, the terms, "CONTROLLING" "CONTROLLED BY," and UNDER COMMON CONTROL") means, with respect to any Person, the ability of another Person to control or direct the actions and policies of such first Person, either directly or through one or more intermediaries, whether by ownership of voting securities, by contract or otherwise.

          "CURRENT LIABILITIES" means the current liabilities of the Division as reflected in the balance sheet of the Division in the Ordinary Course of Business, consistent with past practice; provided, however that Current Liabilities shall not include any Excluded Liabilities.

          "DISCLOSURE SCHEDULE" has the meaning set forth in Section 3 below.

          "DIVISION" means the David M Company division of the Seller.

          "ENVIRONMENTAL AND SAFETY REQUIREMENTS" means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

          "EQUIPMENT" has the meaning set forth in Section 2(a)(iv) below.

          "ERISA" has the meaning set forth in Section 3(m)(i) below.

          "EXCLUDED ASSETS" has the meaning set forth in Section 2(b) below.

          "EXCLUDED LIABILITIES" means (a) any liability or obligation of the Seller not related to the Division or the Business, (b) any Liability for Taxes (including federal, state, local and foreign income, franchise, gross receipts taxes or other taxes based on or measured by income) of the Division (other than Taxes (excluding taxes based on or measured by income) for which an (and only to the extent of such) accrual is reflected on the Closing Date Balance Sheet), (c) any Liability arising with respect to or in connection with any Benefit Plan and any other "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) at any time maintained or contributed to by (or required to be maintained or contributed to by) any entity that, together with Seller, is treated as a single employer under Section 414 of the Code, (d) any Liability of the Seller in respect of indebtedness for money borrowed or the deferred purchase price of any property or services (other than the Assumed Liabilities), (e) except to the extent specifically included in the definition of Assumed Liabilities, payroll (or payroll related expenses), profit sharing, bonuses, commissions, vacation, savings, pension, health or post-retirement benefits provided by Seller to Business Employees, (f) Liability arising out of the death or injury of any person or damage to property as a result of the ownership, possession or use by any Person of any product manufactured or sold by the Business prior to Closing,
(g) any intercompany liability of the Division to the Seller or its Affiliates and (h) any liability or obligation of the Seller arising prior to Closing (or the Basis for which arose prior to Closing) for: (i) any breach of contract, breach of warranty, tort, infringement, or violation of law, (ii) any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand,
(iii) all employment-related liabilities and claims with respect to the Business Employees and former Business Employees (including any Transferred Employees),
(iv) any Liability (including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages, and attorneys' fees) arising under any Environmental and Safety Requirements relating to the Real Property or the conduct of the Business, (v) the currency risk sharing arrangement contained in Article IV, Section A.4. of the Amended and Restated

Converter Distributor Agreement between Seller and Charles Openshaw and Sons, Ltd, dated September 1992 with respect to sales made prior to Closing,
(vi) Liabilities relating to international trade matters including U.S. export controls, embargos and antibribery provisions, and (vii) Liabilities relating to the European joint venture proposed in the letter dated September 14, 1992 to Charles Openshaw and Sons, Ltd. Notwithstanding the foregoing, the Assumed Employee Liabilities shall not constitute Excluded Liabilities.

          "FACILITIES" means the facilities of the Division located at 201 Valentine Way, Longwood, Florida 32750.

          "FINANCIAL STATEMENTS" has the meaning set forth in Section 3(d) below.

          "FISCAL YEAR" means, with respect to any Person, the annual accounting period adopted by such Person for financial reporting purposes.

          "GAAP" means United States generally accepted accounting principles as in effect from time to time.

          "GOVERNMENT CONTRACT BID" means the bid for a government contract dated April 26, 1996 (identified as Requisition/Purchase Request No. 96SK-0026 & 96SK-0037) in the name of the Division, as contractor, to supply
Elastomeric-Coated Fabric (Drawsheet) to the Department of the Treasury, Bureau of Engraving & Printing.

          "HAZARDOUS MATERIAL" shall mean anything that is a "hazardous substance" pursuant to the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), any substance that is a "solid waste" or "hazardous waste" pursuant to the federal Resource Conservation and Recovery Act, any pesticide, pollutant, contaminant, toxic chemical, petroleum product or byproduct, asbestos, polychlorinated biphenyl or any radioactive substance the use, transportation, storage or disposal of which is regulated by any Federal, state or local law, rule or regulation.

          "INDEMNIFIED PARTY" has, with respect to each of Section 7(d) and
Section 7(e), the meaning set forth in such Section.

          "INDEMNIFYING PARTY" has, with respect to each of Section 7(d) and
Section 7(e), the meaning set forth in such Section.

          "INTELLECTUAL PROPERTY" means all (a) patents, patent applications, patent and invention disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) proprietary computer software, data, and documentation, (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

          "INVENTORY" has the meaning set forth in Section 2(a)(iii) below.

          "IRS" means the Internal Revenue Service.

          "JUNE 30, 1996 BALANCE SHEET" has the meaning set forth in Section 3(d) below.

          "KNOWLEDGE" means actual knowledge after reasonable investigation.

          "LIABILITY" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          "LIEN" means any mortgage, pledge, security interest, encumbrance, charge, or other lien.

          "NON-CASH CURRENT ASSETS" means all inventory, Receivables, duty receivables, petty cash, employee advances, and deposits of the Division reflected on the balance sheet of the Division as a current asset in the Ordinary Course of Business, consistent with past practice.

          "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

          "OTHER AGREEMENT" means the Sales Representative Agreement.

          "PARTY" or "PARTIES" has the meaning set forth in the preface above.

          "PERMITS" has the meaning set forth in Section 2(a)(vi) below.

          "PERSON" means an individual, a partnership, a joint venture, a corporation, an association, a joint stock company, a limited liability company, a trust, an unincorporated organization or a government or any department or agency or political subdivision thereof.

          "PURCHASE PRICE" has the meaning set forth in Section 2(d) below.

          "PURCHASE PRICE ADJUSTMENT" has the meaning set forth in Section 2(e) below.

          "RECEIVABLES" has the meaning set forth in Section 2(a)(ii) below.

          "REAL PROPERTY" has the meaning set forth in Section 2(a)(i) below.

          "RELEASE" shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

          "RETURNED PRODUCT" means any product of the Division manufactured and sold by the Division (including intracompany sales to Seller or its Affiliates by the Division and sales to distributors, dealers and converters) prior to the Closing that is returned to Buyer by any customer, dealer, distributor or converter after the Closing for refund, credit or replacement (or which is returnable but which is not returned to Buyer on account of a concession, credit or refund granted to such customer) under the terms of any warranty issued (or guaranteed) by the Seller in connection therewith or due to defect, failure to meet specifications or other quality problems with such product.

          "RETURNED PRODUCT COST" means, with respect to any Returned Product, an amount equal to (a) the aggregate amount refunded or credited by Buyer to its customer in respect of such Returned Product in the case of Returned Product not replaced by Buyer, or (b) the aggregate price that would otherwise be charged by Buyer to its customers for product which is delivered by Buyer to its customer in replacement of such Returned Products (less any amount paid by such customer in respect of such Returned Product). Any refunds or credits which exceed the cost to the customer of such product or which do not bear a reasonably direct relationship to the loss suffered by the customer on account of such defect shall not constitute Returned Product Cost.

          "SALES REPRESENTATIVE AGREEMENT" means the Sales Representative Agreement to be entered into between Buyer and Seller on the Closing Date, the form of which is attached hereto as EXHIBIT B.

          "SECTION 5(i) PAYMENTS" has the meaning set forth in Section 5(l) below.

          "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "SELLER" has the meaning set forth in the preface above.

          "SELLER INDEMNIFIED PARTY" or "SELLER INDEMNIFIED PARTIES" has the meaning set forth in Section 8(c) below.

          "SEPTEMBER 30, 1996 STATEMENTS" has the meaning set forth in Section 3(d) below.

          "SERVICOM RECEIVABLE" means the indebtedness evidenced by a letter from the

Division to Servicom Pacific, dated November 23, 1996.

          "SUBSIDIARY" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect directors having a majority of the voting power of the board of directors of such corporation.

          "SWDA" has the meaning set forth in Section 3(o)(v) below.

          "TAX" means any federal, state, local, or foreign license, payroll, employment, excise, severance, stamp, occupation, premium, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other tax, including any interest, penalty, or addition thereto, whether disputed or not.

          "TAX RETURN" means any return, declaration, report, claim or refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "TITLE COMPANY" has the meaning set forth in Section 6(a)(viii) below.

          "TRANSFERRED EMPLOYEE" has the meaning set forth in Section 5(e) below.

          "TRANSFER TAXES" has the meaning set forth in Section 8(o) below.

          "TRANSFER TAX RETURNS" has the meaning set forth in Section 8(o) below.

          "VEHICLES" has the meaning set forth in Section 2(a)(v) below.

          "WARN ACT" means the Worker Adjustment Retraining and Notification Act of 1988, as amended.

          2       PURCHASE AND SALE.AND SALE

          (a) PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, at the Closing, Seller shall convey, sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller all right, title and interest of Seller on the Closing Date in and to all of the assets, properties and rights, tangible or intangible, of Seller (other than the Excluded Assets) that are located at the Facilities, are used primarily by the Business or are otherwise listed or described on any Schedule referred to in this Section 2(a) (collectively, the "ACQUIRED ASSETS"), including the following:

                  (i) all real property, leaseholds and subleaseholds therein, buildings, improvements, fixtures and fittings thereon, and easements, licenses, rights-of-way and other appurtenances thereto that are listed or described on the REAL PROPERTY SCHEDULE (collectively, the "REAL PROPERTY");

               (ii) all accounts receivable and notes receivable of the Seller that arise with respect to the Division or the conduct of the Business including the Servicom Receivable (collectively, the "RECEIVABLES");

               (iii) Seller's inventory of supplies and service parts, raw materials, component parts, work in process, scrap and finished goods which constitute, or are used primarily in the manufacture, assembly, service or repair of, the products of the Business, whether manufactured by Seller or purchased from a third party, and whether located at the Facilities, at another of the Seller's facilities, at any warehouse or storage facility, in the custody of any customer, supplier, fabricator or other Person, or in transit (collectively, the "INVENTORY");

               (iv) all machinery, equipment, spare parts, patterns, racking, pallets, pallet jacks, forklift and other material-handling equipment, office furniture, furnishings, fixtures, business machines, laboratory, data processing, office and telephone equipment, office and administrative supplies, environmental control equipment, maintenance and janitorial equipment and all other tangible personal property that is located at the Facilities or is used primarily by the Business, including the property listed or described on the EQUIPMENT SCHEDULE (collectively, the "EQUIPMENT");

               (v) the motor vehicles, railroad cars and other rolling stock listed or described on the VEHICLES SCHEDULE (collectively, the "VEHICLES");

               (vi) all franchises (if any), licenses, permits, consents and certificates of any regulatory, administrative or other government agency or body issued to or held by Seller that are necessary to the conduct of the Business (to the extent the same may be transferred to Buyer) (collectively, the "PERMITS");

               (vii) all Intellectual Property used primarily in the conduct of the Business, goodwill associated therewith, licenses, sublicenses, agreements and permissions granted and obtained with respect thereto, and rights thereunder, remedies against infringement thereof, and rights to protection of interests therein under the laws of all jurisdictions, including all Intellectual Property listed on the INTELLECTUAL PROPERTY SCHEDULE;

               (viii) all contracts, leases, agreements, contract rights, license agreements, franchise rights and agreements (if any), policies (if any), purchase and sales orders, quotations and other executory commitments of Seller related substantially exclusively to the operation of the Business that are listed on the CONTRACTS SCHEDULE (collectively, the "CONTRACTS");

               (ix) all deposits, prepaid expenses, employee advances, claims, causes of action, choses in action, rights of recovery and rights of recoupment or set-off of whatever kind or description of Seller to or against any Person arising out of or relating to the Business or the Acquired Assets (collectively, the "CLAIMS"); and

               (x) all books, records, ledgers, files, documents, correspondence, lists, drawings, plans, papers, briefs, creative materials, advertising and promotional materials, instructional manuals, studies, reports and other written materials in existence on the Closing Date and relating substantially exclusively to the Business, the Business Employees or the Acquired Assets (collectively, the "BOOKS AND RECORDS"); PROVIDED, that Seller may retain originals of accounting and tax records and provide copies thereof to Buyer.

Notwithstanding the foregoing, to the extent that the assignment hereunder of any permit, lease, license, sublease, sublicense, right, claim, cause of action or other asset shall require the consent of any third party or parties (or in the event that any of the same shall be nonassignable), neither this Agreement nor any action taken pursuant hereto shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof.

          (b) EXCLUDED ASSETS. Notwithstanding Section 2(a), the following assets, properties and rights, tangible or intangible, of Seller (collectively, the "EXCLUDED ASSETS") are expressly excluded from this purchase and sale and are not included in the Acquired Assets:

          (i) all cash (other than petty cash), cash equivalents, marketable securities, short-term investments and accounts receivable and notes receivable (other than the Receivables);

          (ii) Seller's corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance and existence of Seller as a corporation;

          (iii) any capital stock or securities of any Subsidiary of Seller;

          (iv)  Seller's rights under or pursuant to this Agreement;

          (v) intercompany receivables from Seller or its Affiliates to the Division; and

          (vi)  any of Seller's assets listed on the EXCLUDED ASSETS SCHEDULE.

          (c) ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume and become responsible for all of the Assumed Liabilities as of the Closing Date.

          (d) PURCHASE PRICE. In consideration for its purchase of the Acquired Assets, Buyer agrees to (i) assume the Assumed Liabilities and (ii) pay to Seller an aggregate amount (the "PURCHASE PRICE") equal to $11,218,000 (the "CLOSING PAYMENT"), as adjusted after the Closing Date pursuant to the provisions of Section 2(e). On the Closing Date, Buyer shall assume the Assumed Liabilities and pay to Seller the Closing Payment. The Closing Payment shall be paid on the Closing Date by a wire transfer of immediately available funds (denominated in U.S. dollars) to The Northern Trust Company, Chicago, Illinois, ABA# 071000152, Account # 90050.

          (e) PURCHASE PRICE ADJUSTMENT. Within sixty (60) days after the Closing Date, Buyer shall deliver to Seller (i) the Closing Date Balance Sheet and (ii) Buyer's calculation of the Adjusted Initial Non-Cash Working Capital and the Adjusted Closing Non-Cash Working Capital. For purposes of this Section, inventory will be valued using Seller's standard practices and procedures including specifically those procedures related to obsolete, slow moving and off standard inventory. Such practices and procedures are described in the SELLER'S INVENTORY PRACTICES SCHEDULE. Seller may object to Buyer's calculations and Buyer and Seller shall cooperate in good faith and shall use reasonable efforts to resolve any such objections, but if they do not obtain a final resolution within sixty (60) days after Buyer has delivered the items described in clauses
(i) and (ii) above, Buyer and Seller will select an accounting firm mutually acceptable to them to resolve any remaining objections. If Buyer and Seller are unable to agree on the choice of an accounting firm, they will select a so-called "big six" accounting firm by lot (after excluding Deloitte & Touche). The fees and expenses of such accounting firm shall be borne equally by the Parties, and the determination of such accounting firm will be conclusive and binding upon the Parties. If the Adjusted Closing Non-Cash Working Capital is greater than the Adjusted Initial Non-Cash Working Capital, then the Buyer shall remit to Seller the amount of such excess, and if the Adjusted Closing Non-Cash Working Capital is less than the Adjusted Initial Non-Cash Working Capital, then the Seller shall remit to Buyer the amount of such deficiency, in each case by a wire transfer of immediately available funds (denominated in U.S. dollars) to the recipient's account within three business days after such amounts are finally determined pursuant to this Section 2(e), with interest on such amount from and after the Closing Date through but excluding the date of payment at 8% per annum. Any payments to Buyer pursuant to this Section 2(e) shall be paid Provident Bank, Cincinnati, Ohio, ABA# 042000424, credit Day International, Inc., Account# 0847-965.

          (f) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Kirkland & Ellis, 655 Fifteenth Street, N.W., Suite 1200, Washington, D.C. 20005, commencing at 10:00 a.m. local time on the date of this Agreement (the "CLOSING DATE").

          (g) DELIVERIES AT THE CLOSING. At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7(a) below; (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 7(b) below; (iii) Seller will execute, acknowledge (if appropriate), and deliver to Buyer any deed, assignments, and bills of sale (in recordable form where appropriate and accompanied by any necessary third party consents) and such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request; (iv) Buyer will execute and deliver to Seller an assumption of the Assumed Liabilities; and (v) Buyer will deliver to Seller the Closing Payment.

          (h) PURCHASE PRICE ALLOCATION. The Parties agree to cooperate in the preparation and filing of an asset acquisition statement (Form 8594) and supplements thereto as applicable and to allocate the Purchase Price among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with such allocation.

          3. REPRESENTATIONS AND WARRANTIES OF SELLER.

          Seller represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule attached to this Agreement and initialed by the Parties as of the date hereof (the "DISCLOSURE SCHEDULE").

          (a) ORGANIZATION OF SELLER. Seller is a corporation validly existing and in good standing under the laws of the State of Michigan. Seller has full power and authority to own or lease the properties and assets used in the operation of the Division and the conduct of the Business as currently conducted. Seller is duly qualified to transact business as a foreign or alien corporation in each jurisdiction where the ownership of assets of the Business, the operation of the Division or the conduct of the Business requires Seller to so qualify.

          (b) AUTHORIZATION OF TRANSACTION. Seller has full corporate power and authority to execute and deliver this Agreement and the Other Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Other Agreements by Seller have been duly authorized by all necessary corporate action on behalf of Seller (including approval by the board of directors of Seller). This Agreement constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions. Each of the Other Agreements will, upon its execution and delivery by all the parties thereto, constitute a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions.

          (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement and the Other Agreements by Seller, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the certificate of incorporation or bylaws of Seller, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, or other agreement, instrument or arrangement to which Seller is a party or by which it is bound or to which any of the Acquired Assets is subject or (iii) result in the imposition of any Lien upon any of the Acquired Assets. Seller is not obligated to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement and the Other Agreements.

          (d) FINANCIAL STATEMENTS. Attached hereto as EXHIBIT A are the following financial statements for the Division (collectively, the "FINANCIAL STATEMENTS"): (i) a reviewed, unaudited balance sheet as at, and reviewed, unaudited statements of income for the twelve months ended December 31, 1995 (the "1995 STATEMENTS"), (ii) a reviewed balance sheet as at June 30, 1996 (the "JUNE 30, 1996 BALANCE SHEET"), and (iii) an audited balance sheet as at, and audited statements of income and cash flows for, the nine months ended September 30, 1996 (the "SEPTEMBER 30, 1996 STATEMENTS"). The Financial Statements have been prepared in accordance with GAAP and Seller's accounting procedures (which are consistent with GAAP) applied on a consistent basis throughout the periods covered thereby, and fairly present the financial condition and the operating results of the Division at the dates and for the periods covered thereby (in each case, applying a materiality standard determined by reference to the Division and the Business rather than the Seller and its consolidated operations), and are consistent with the books and records of Seller with respect to the Division (which books and records are correct and complete); PROVIDED, HOWEVER, that the unaudited Financial Statements may lack footnotes and other presentation items.

          (e) RECENT EVENTS. Since December 31, 1995 there has not been any material adverse change in the business, assets, liabilities, financial condition, operations, results of operations, or, to the Seller's Knowledge, prospects of the Business. Without limiting the generality of the foregoing, since that date, except as consented to by Buyer in writing pursuant to Section 5(d) hereto:

          (i) Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, used principally in the operation of the Division or the conduct of the Business (other than sales from inventory for fair consideration in the Ordinary Course of Business);

          (ii) Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to any of the Acquired Assets;

          (iii) Seller has not made any loan to, or entered into any other transaction with, any of the Business Employees outside the Ordinary Course of Business giving rise to any claim or right on its part against the individual or on the part of the individual against it;

          (iv) Seller has not granted any increase outside the Ordinary Course of Business in the base compensation of any of the Business Employees;

          (v) Seller has not adopted any (A) bonus, (B) profit-sharing, (C) incentive compensation, (D) pension, (E) retirement, (F) medical, hospitalization, life, or other insurance, (G) severance, or (H) other plan, contract, or commitment for any of the Business Employees, or modified or terminated any existing such plan, contract, or commitment;

          (vi) Seller has not made any other change in employment terms for any of the Business Employees;

          (vii) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Business or the Acquired Assets; and

          (viii) Seller has not committed to any of the foregoing.

          (f) TANGIBLE ASSETS. Seller owns, or has good and valid leasehold interest, license or right in each of the Acquired Assets, free and clear of all Liens, encroachments, defects in title or restrictions on transfer. Except for the carbon bed replacement for the solvent recovery unit, to the Knowledge of Seller (which shall be limited to the Knowledge of the corporate executives of Seller other than E.G. Mills), the machinery, equipment, vehicles, furniture, fixtures and other similar tangible assets included among the Acquired Assets are in good condition and repair, ordinary wear and tear excepted. Section 3(f) of the Disclosure Schedule sets forth a legal description of each parcel of the Real Property. Seller is not a party to any lease, sublease, occupancy agreement or similar agreement or arrangement covering any real property (other than leases of real property that are not included among the Acquired Assets). To the Knowledge of Seller (which shall be limited to the Knowledge of the corporate executives of Seller other than E.G. Mills), the buildings, improvements, fixtures and fittings located at the Real Property are in good condition and repair, ordinary wear and tear excepted. The Real Property and all buildings, improvements, fixtures and fittings located thereon conform in all material respects to all applicable building, zoning and other laws, ordinances, rules, and regulations. All permits, licenses and other approvals necessary to the current occupancy and use of the Real Property have been obtained or applied for, are in full force and effect, and, to Seller's Knowledge, have not been violated in any material respect. Section 3(f) of the Disclosure Schedule sets forth a list of all such permits, licenses and other approvals. Seller has not received any notice, report or other information regarding any actual or alleged violation of any permit, license or other approval necessary to the current occupancy and use of the Real Property. There exists no material violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Real Property. All improvements located on the Real Property have direct access to a public road adjoining such Real Property. No such improvements or accessways encroach on land not included in the Real Property and no such improvement is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property. There is no pending or, to the Seller's Knowledge, any threatened condemnation proceeding affecting any portion of the Real Property.

          (g) INTELLECTUAL PROPERTY.

          (i) Seller owns, or has the right to use pursuant to license, sublicense, agreement or permission, all Intellectual Property necessary for the operation of the Business as presently conducted and, with respect to the printing blanket products listed on Section 3(g) of the Disclosure Schedule, as presently proposed to be conducted. Each such item of Intellectual Property owned or used by Seller immediately prior to the Closing hereunder will be owned or available for use by Buyer on identical terms and conditions immediately after the Closing. Seller has taken all necessary and appropriate action to protect each item of Intellectual Property that it owns or uses in connection with the Business.

          (ii) Seller has not, in connection with the operation of the Business, interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of third parties, and Seller has not received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. To Seller's Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of Seller with respect to the Intellectual Property used primarily in the operation of the Business.

          (iii) Section 3(g) of the Disclosure Schedule identifies each patent or registration which has been issued to Seller with respect to any of its Intellectual Property used primarily in the Business, identifies each pending patent application or application for registration which Seller has made with respect to any of its Intellectual Property used primarily in the Business, and identifies each license, sublicense, agreement, or other permission which Seller has granted to any third party with respect to any of its Intellectual Property used primarily in the Business (together with any exceptions). Seller has made available to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property used primarily in the Business that Seller owns:

                    (A) Seller possesses all right, title, and interest in and to the item;

                    (B) the item is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

                    (C) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, to the Seller's Knowledge, is threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

                    (D) Seller has not agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (iv) Section 3(g) of the Disclosure Schedule also identifies each item of Intellectual Property used by Seller primarily in the Business that any third party owns and that Seller has a right to use pursuant to license, sublicense, agreement, or permission. Seller has supplied Buyer with correct and complete copies of all material licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property:

                    (A) the license, sublicense, agreement, or permission covering the item is valid and in full force and effect;

                    (B) the license, sublicense, agreement, or permission will continue to be valid and in full force and effect on identical terms immediately following the Closing;

                    (C) neither Seller, nor, to Seller's Knowledge, any other party to the license, sublicense, agreement, or permission is in breach or default thereof, no event has occurred which with notice or lapse of time would constitute a breach or default thereof by Seller, or, to the Seller's Knowledge, constitute a breach or a default thereof by any other party thereto, and no event has occurred that would permit termination, modification, or acceleration thereunder by any other party thereto;

                    (D) Seller has not repudiated, and to the Seller's Knowledge, no other party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                    (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                    (F) to the Seller's Knowledge, the underlying item of Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

                    (G) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending to which Seller is a party, or, to the Seller's Knowledge, is pending against any other Person or is threatened, which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                    (H) Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          (h) CONTRACTS. Section 3(h) of the Disclosure Schedule lists the following contracts, agreements, and other written arrangements to which Seller is a party:

          (i) agreements or instruments imposing a Lien on any of the Acquired Assets;

          (ii) any letters of credit or similar arrangements relating to the Division;

          (iii) guaranties of any obligation for borrowed money or otherwise, other than endorsements made for collection, and any other similar or related type of agreement relating to the Division;

          (iv) any bonus, pension, profit sharing, retirement and other forms of deferred compensation plans for any Business Employees;

          (v) any health and welfare, insurance and other employee benefit plans (including retiree health plans) for any Business Employees;

          (vi) any employment agreements with any Business Employee or other person on a full-time or consulting basis providing for an annual compensation in excess of $25,000 or providing for the payment of any cash or other compensation upon the sale of the Division or any collective bargaining agreement relating to any of the Business Employees with any union or other employee representatives;

          (vii) any management, consulting or advisory agreements, severance plans or arrangements for any present or former Business Employees;

          (viii) any non-disclosure agreements and non-compete agreements binding present and former Business Employees;

          (ix) any agreement under which the Division (or the Seller on behalf of the Division) is lessee of or holds or operates any real property or any personal property for which the annual rental exceeds $25,000;

          (x) any agreement under which the Division (or the Seller on behalf of the Division) is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $25,000;

          (xi) any agreement or group of related agreements between the Division (or the Seller on behalf of the Division) and the same party for the sale or purchase of products or services under which the undelivered balance of such products and services exceeds $25,000 as of 12:00 p.m. on December 30, 1996;

          (xii) any other agreement or group of related agreements between the Division (or the Seller on behalf of the Division) and the same party continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days' or less notice without penalty or involving more than $25,000;

          (xiii) any agreement relating to ownership of or investments in any business or enterprise (including investments in joint ventures and minority equity investments) by the Division (or the Seller on behalf of the Division);

          (xiv) any powers of attorney granted by or on behalf of the Division (including those granted to customs brokers) and other agency agreements;

          (xv) any agreement which prevents the Division (or the Seller on behalf of the Division) from disclosing confidential information or which prohibits the Division (or the Seller on behalf of the Division) from freely engaging in business anywhere in the world;

          (xvi) any sales distribution agreements, franchise agreements and advertising agreements relating to the Division;

          (xvii) any indemnity agreement against or in favor of the Seller relating to the Division; and

          (xviii) (A) any other written agreement material to the Business or the Division and (B) any oral agreements which in the aggregate involve amounts of more than $100,000, require the delivery of goods or services with aggregate values exceeding $100,000, or which otherwise imposes limitations or burdens on the operation of the Business that could reasonably be expected to cause a loss or damage to the Buyer of more than $100,000.

Seller has delivered to Buyer a true and complete copy of each written arrangement listed in Section 3(h) of the Disclosure Schedule (as amended to date), PROVIDED that each item listed in Section 3(h) of the Disclosure Schedule shall be deemed delivered if it is located on the Real Property, has been made available to Buyer and is not inconsistent with copies of such documents actually delivered to the Buyer or its representatives. With respect to each written arrangement so listed: (A) the written arrangement is valid and in full force and effect; (B) Seller is not, and to the Seller's Knowledge, no other party thereto is, in breach or default of a material term thereof; (C) no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default thereof by Seller, or to the Seller's Knowledge, constitute a breach or default thereof by any other party thereto; (D) no event has occurred that would permit termination, modification, or acceleration thereof by any other party thereto; and (E) Seller has not repudiated, and to the Seller's Knowledge, no other party thereto has repudiated any provision thereof. Seller is not a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 3(h) of the Disclosure Schedule under the terms of this Section 3(h).

               (i) TAX MATTERS. The Division has (or the Seller, with respect to the Division has) filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Division (whether or not shown on any Tax Return) have been or will be paid as due. There are no Liens on any of the assets of the Division that arose in connection with any failure (or alleged failure) to pay any Tax. The Seller has, with respect to the Division, withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Business Employee, independent contractor, creditor, stockholder, or other third party that has performed services for the Division.

               (j) LITIGATION. Section 3(j) of the Disclosure Schedule sets forth each instance in which, with respect to the operation of the Division, the conduct, acts, omissions or status of any Business Employees, the conduct of the Business or the ownership or use of the Acquired Assets, Seller (i) is subject to any unsatisfied judgement, order, decree, stipulation, injunction, or charge or (ii) is a party or, to the Seller's Knowledge, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

               (k) PRODUCT WARRANTY. No product manufactured, sold, leased, or delivered by the Business is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease or the standard terms of Seller's extended product warranty. Section 3(k) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each of the products sold by the Business (containing applicable guaranty, warranty, and indemnity provisions).

               (l) LABOR AND EMPLOYMENT MATTERS. None of the Business Employees are represented by and Seller is not with respect to the Division, party to any collective bargaining agreement with any labor organization. With respect to the Division, to Seller's Knowledge, (i) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (ii) no union organizing campaigns are underway and no other question concerning representation exists; and (iii) no labor strike, work stoppage or slowdown, or other material labor dispute is underway or to Seller's Knowledge threatened. With respect to the Division, Seller has not implemented any plant closing or layoff of employees that could implicate the WARN Act, or any similar state or local law or regulation, and no such layoffs will be implemented before Closing without advance notification to Purchaser. With respect to the Division, Seller has complied with all foreign, federal, state or local laws and regulations regulating employers or the terms and conditions of its employees' employment, including laws regulating employee wages and hours, employment discrimination, employee civil rights, equal employment opportunity and employment of foreign nationals.

               (m)  EMPLOYEE BENEFITS.

                    (i) With respect to current and former Business Employees, their spouses and dependents, Section 3(m) of the Disclosure Schedule contains an accurate and complete list of (A) each "employee benefit plan" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) contributed to, maintained or sponsored by Seller since January 1, 1991, or with respect to which Seller has any liability or potential liability; and (B) each other retirement, deferred compensation, severance, stock, bonus, incentive, fringe benefit, welfare benefit or other employee benefit plan or arrangement of any kind, contributed to, maintained or sponsored by Seller since January 1, 1991, or with respect to which Seller has any liability or potential liability. Each item listed on Section 3(m) of the Disclosure Schedule is referred to herein as a "Benefit Plan."

                    (ii) Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination from the IRS that such Benefit Plan is qualified under
          Section 401(a) of the Code, and nothing has occurred since the date of such determination that could reasonably be expected to adversely affect the qualification of such Benefit Plan.

                    (iii) Except as set forth on Section 3(m) of the Disclosure Schedule, (i) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Benefit Plan; (ii) no asset of Seller that is to be acquired by Buyer pursuant to this Agreement is or could be subject to any Lien under ERISA or the Code; (iii) Seller has not incurred any liability under Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due); and (iv) Seller has not incurred any liability on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Sections 4205 and 4203, respectively, of ERISA) from any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA), no such liability has been asserted, and, to the Seller's Knowledge, there are no events or circumstances which could result in any such liability being asserted.

                    (iv) Seller does not have any liability with respect to any "employee benefit plan" (as defined in section 3(3) of ERISA) solely by reason of being treated as a single employer under section 414 of the Code with any trade, business or entity other than Seller.


                    (n) ENVIRONMENT, HEALTH, AND SAFETY.

                    (i) Seller is in compliance in all material respects with all Environmental and Safety Requirements applicable to the Real Property or the Facilities, the operation of the Division or the conduct of the Business, including Environmental and Safety Requirements established under that certain Developer's Commitment Agreement between the Seller and Seminole County, dated August 25, 1993 relating to the Real Property.

                    (ii) Seller has applied for or obtained and complied with, and is in compliance in all material respects with, all permits, licenses and other authorizations that may be required pursuant to Environmental and Safety Requirements for the occupation and use of the Facilities, the operation of the Division or the conduct of the Business. Section 3(n) of the Disclosure Schedule sets forth a list of all such permits, licenses and other authorizations.

                    (iii) As applicable to the Real Property or the Facilities, the operation of the Division or the conduct of the Business, since January 1, 1991, Seller has not received any notice, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements, or any Liabilities or any investigatory, remedial or corrective obligations arising under Environmental and Safety Requirements.

                    (iv) To the Seller's Knowledge, there are no underground storage tanks, asbestos-containing materials in any form or condition, materials or equipment containing polychlorinated biphenyls, or landfills, surface impoundments, or disposal areas located on the Real Property or at any of the Facilities.

                    (v) To the Seller's Knowledge, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental and Safety Requirements.

                  (vi) As applicable to the Real Property or the Facilities, the operation of the

          Division or the conduct of the Business, Seller has not, either expressly or by operation of law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements.

               (o) INTERNATIONAL TRADE. With respect to the operation of the Division and the conduct of the Business, Seller (i) has complied with and is in compliance in all material respects with, all federal, state, local and foreign statutes, Executive Orders, regulations, rules, directives, decrees, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning the importation of merchandise, the exportation of products and technology, the terms and conduct of international transactions, making or receiving international payments, including the Tariff Act of 1930 as amended and other laws administered by the United States Customs Service, regulations issued or enforced by the United States Customs Service, the Export Administration Act of 1979 as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the International Traffic in Arms Regulations, any other export controls administered by an agency of the United States government, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and persons, the embargoes and restrictions administered by the U.S. Office of Foreign Assets Control, the Foreign Corrupt Practices Act, the antiboycott regulations administered by the United States Department of Commerce, the antiboycott regulations administered by the United States Department of the Treasury, legislation and regulations of other countries implementing the North American Free Trade Agreement, antidumping and countervailing duty laws and regulations, restrictions by other countries on holding foreign currency and repatriating funds, and other laws and regulations adopted by the governments or agencies of other countries relating to the same subject matter as the United States statutes and regulations described above; (ii) holds, and has maintained in satisfactory condition, all of the permits, licenses, bonds, approvals, certificates, registrations and other authorizations required by United States, foreign and international authorities for the conduct of its Business in, and its import and export activities with, the United States and foreign jurisdictions, and (iii) has not received any notice, whether in the form of claims, reports, notices, assessments, letters, forms or written requests for additional information, alleging a violation of or asserting any Liability under any laws, treaties, ordinances, rules, permits, licenses, tariffs, rulings, requirements, directives, regulations or other provisions pertaining to the importation into, or the direct or indirect export from, the United States or any foreign jurisdiction of goods or technology.

               (p) LEGAL COMPLIANCE. As applicable to the Real Property or the Facilities, the operation of the Division or the conduct of the Business, Seller is in compliance in all material respects with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Seller alleging any failure to comply with any such law or regulation.

               (q) BROKERS' FEES. Seller has no obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

               (r) FULL DISCLOSURE. None of the statements made in this Section 3, the Financial Statements, any Schedule, Exhibit or certificate prepared or delivered by Seller in accordance with the terms hereof or any document or statement in writing that has been supplied to Buyer by or on behalf of Seller in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.

               4. REPRESENTATIONS AND WARRANTIES OF BUYER.

               Buyer represents and warrants to Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule.

               (a) ORGANIZATION OF BUYER. Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware.

               (b) AUTHORIZATION OF TRANSACTION. Buyer has full corporate power and authority to execute and deliver this Agreement and the Other Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Other Agreements by Buyer has been duly authorized by all necessary corporate action on behalf of Buyer (including approval by the board of directors of Buyer). This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions. Each of the Other Agreements will be, upon its execution and delivery by all the parties hereto, a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions.

               (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement and the Other Agreements by Buyer, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of the certificate of incorporation or bylaws of Buyer, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, or other agreement, instrument or arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject, or (iii) result in the imposition of any lien upon any of the Acquired Assets (except for Liens imposed by Buyers lender's in connection with the transactions contemplated by this Agreement). Buyer is not obligated to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement and the Other Agreements.

               (d) BROKERS' FEES. Buyer has no obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

               (e) SECTION 3(g) DISCLOSURE. Based solely on its conversations with Mr. E.G. Mills, Buyer has no actual knowledge that the representation of Seller in Section 3(g)(i), as it pertains to the three new products listed on
Section 3(g)(i), of the Disclosure Schedule is inaccurate.

                  5.       COVENANTS OF THE PARTIES.

                  The Parties agree as follows:

               (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below).

               (b) CLOSING DATE BALANCE SHEET. Each party hereto will provide the other party and its representatives reasonable access at all reasonable times, and in a manner so as not to materially interfere with the normal business operations of the party providing access to all facilities, books, records and personnel of such party necessary for preparation and review of the Closing Date Balance Sheet.

               (c) CONFIDENTIALITY. Seller agrees that, except as may be required by law, for a period of five years, it will not disclose or use, and it will cause its officers, directors, employees, representatives, agents, and their advisers not to disclose or use any proprietary, confidential or non-public information within its control that in any way relates to operation of the Division or the conduct of the Business.

               (d) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated by this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Division, the Business or the Acquired Assets or any matter described in Section 7(b), 7(c) or 7(d), the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available reasonable access to its personnel, and provide such testimony and reasonable access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 7 below).

               (e) TRANSFERRED EMPLOYEES. As of the Closing Date, Buyer shall offer employment to Business Employees constituting at least ninety percent (90%) of the Business Employees who, as of the Closing Date, are actively employed on a full-time basis by Seller, at wages or salaries and with employee benefits substantially similar to those afforded to other similarly-situated employees of Buyer. Those employees who accept such offers of employment as of the Closing Date shall be referred to herein as "TRANSFERRED EMPLOYEES." Nothing in this Agreement shall limit Buyer's ability at its cost and risk to terminate the employment of any Transferred Employee at any time and for any reason, including without cause or be construed to modify any "at-will" employment policy of Buyer. With respect to the Transferred Employees, Buyer shall recognize all service with Seller or predecessor companies for periods prior to Closing for all employment and benefit purposes including, but not limited to, length of continuous service benefits, eligibility, vesting and termination. Buyer may require each Business Employee to pass its standard drug test for controlled substance use before hiring. Any person rejected for failing such test shall count towards Buyer's employment obligation hereunder.

               (f) DEFINED CONTRIBUTION PLAN.

               (i) Effective as of the Closing Date, the Transferred Employees shall cease participation in the "Flint Ink Corporation Profit-Sharing and Benefit Plan" (the "SELLER'S 401(K) PLAN"), and Seller shall cause the Transferred Employees to be fully vested in their account balances thereunder.

               (ii) Seller shall make a contribution to the Seller's 401(k) Plan of the amounts of any salary reduction contributions, employee after-tax contributions and profit sharing contributions attributable to or payable on account of any Transferred Employee under the terms of the Seller's 401(k) Plan for any time period ending on the Closing Date, in accordance with the terms of the Seller's 401(k) Plan.

               (g) ENVIRONMENTAL MATTERS. (i) Seller shall, at its sole cost and expense and as required by Environmental and Safety Requirements prepare and implement a Spill Control and Countermeasures Plan for Facilities. If Seller breaches the foregoing covenant and fails to cure such breach after thirty (30) days written notice, or if in order to avoid material adverse consequences attributable to any delays by Seller in honoring the foregoing covenant, Buyer reasonably elects to take any of the actions set forth in the preceding sentence in order to cure such default or to avoid such adverse consequences, Seller shall reimburse Buyer for all reasonable expenses incurred by Buyer in connection therewith.

               (ii) In the event any disclosure made by Seller hereunder or any investigation conducted by Buyer before or within eighteen months after Closing reveals the presence as of the Closing Date on, about or under (including in the groundwater) any real property included within the Acquired Assets of any Hazardous Material which is required to be removed or remediated by any Environmental and Safety Requirement in effect as of the Closing Date, Seller shall, at its cost and expense, remove or remediate, or otherwise address, such contamination as required by such law or regulation or as may otherwise be approved in writing by the applicable governmental authorities. Solely to the extent that any remediation of such Hazardous Material will result in the imposition of a deed or other restriction on the facility which would have a significant adverse impact on Buyer's continued use of the facility as an industrial site, for the use substantially as conducted as of Closing, Seller agrees to seek Buyer's approval of such remediation. Buyer's approval shall not be unreasonably withheld. To the extent Seller is responsible for remediation in accordance with this Section 5(g), Seller will remain liable for such remediation until such time as the appropriate governmental agencies approve all required remediation efforts at the site and Seller completes said remediation efforts, at which time Seller's liability for such remediation shall cease. Buyer agrees to cooperate with Seller during Seller's remediation efforts, if any is required hereunder, including providing Seller and its contractors/subcontractors with reasonable access to the site. If the appropriate governmental authorities determine no remediation is required with respect to any environmental condition identified in accordance with this Section, Seller's liability for remediation shall cease with respect to such condition.

                  (iii) Seller will label all hazardous waste on the site as of the date of Closing and shall remove such waste, using Seller's appropriate identification numbers, as soon as practicable after Closing. Seller shall bear all costs and expenses arising out of the generation, transportation or disposal of any such hazardous waste and any off-site disposal of Hazardous Material prior to Closing.

                  (h) PRODUCT RETURNS. Seller shall pay Buyer the Returned Product Cost in respect of Buyer's repurchasing, replacing or issuing credits to customers in respect of, Returned Products to the extent that aggregate Returned Product Cost in respect of Returned Products during the first 6 months after the Closing Date exceed the amount of the reserve for product returns, and related reserves for allowances and concessions due to Returned Products, reflected on the Closing Date Balance Sheet. From and after the Closing Date until June 30, 1997, Buyer will provide Seller with a monthly notice of all such returns (which shall state the amount of the Returned Product Cost therefor and shall set forth in reasonable detail the basis for such amount) and will retain samples of all Returned Products returned to Buyer (other than those returned by Seller) for Seller's inspection. Seller shall pay Buyer the amount of the Returned Product Cost in immediately available funds promptly after receiving Buyer's notice thereof. Seller shall be entitled (i) to all such Returned Products which are actually returned to the Buyer or (ii) to a refund for the scrap or resale value of such Returned Products which are returned to the Buyer.

               (i) COLLECTION OF ACCOUNTS. Seller will promptly remit any payments it receives in respect of Receivables in the form received (excepting any necessary indorsement which may be without warranty or recourse) to Buyer.

               (j) RECORD RETENTION. Each Party retaining custody of any original records or materials pursuant to Section 2(a)(x) hereof shall, prior to destroying or disposing of any such records or materials, notify the other Party of its intention to destroy or dispose of such materials and, at the written request and cost of such other Party, shall deliver such materials to the other Party; PROVIDED, HOWEVER, that Buyer shall have no obligation under this Section 5(j) to provide Seller with (i) any materials for which Seller cannot establish a legitimate need to obtain such materials and (ii) any material which is Buyer's good faith judgment is proprietary to its business or is otherwise sensitive or confidential in nature. Notwithstanding the foregoing, Seller shall be entitled to access to records or materials of the Division in the possession of Buyer that it reasonably requests in connection with Section 7 hereof, subject to reasonable confidentiality provisions; provided, that Buyer shall not be required to provide access to material protected by the attorney-client privilege.

               (k) GOVERNMENT CONTRACT BID. Seller will act diligently in providing information or materials requested by the United States government pertaining to the Government Contract Bid, and diligently will take all other such action as may reasonably be required to effect the assignment of the Government Contract Bid to Buyer.

               (l) OTHER TRANSITION ARRANGEMENTS

                   (a) Seller shall pay all trade payables reflected on the Closing Date Balance Sheet in accordance with their terms unless Buyer provides notice to Seller that the amount payable is disputed by Buyer, in which case the disputed amount shall not be paid until Seller is directed to make such payment by Buyer. Buyer shall reimburse Seller for all such payments. Seller shall be entitled to offset against the amounts owed hereunder by Buyer any amounts collected by Seller which Seller is obligated to remit to Buyer under section 5(i) of this Agreement (the "Section 5(i) Payments"). Seller shall provide Buyer with a monthly report detailing the amounts paid hereunder, the amounts offset by Section 5(i) Payments and reasonable detail identifying the specific accounts payable paid during the reporting period aging of accounts payable. Buyer shall reimburse Seller for amounts due to Seller under this Section 5(a) within 5 business days of receiving such report. Seller shall also provide Buyer with any information regarding such accounts payable which Buyer reasonably requests.

               (b) Seller shall maintain the accounts receivable ledger for the Division, in respect of accounts receivable reflected on the Closing Date Balance Sheet, on its present accounting system until the 90th day following the Closing at which time all information regarding any accounts receivable shall be transferred to Buyer in a manner reasonably satisfactory to Buyer. Prior to said date Buyer shall be entitled to reports of the accounts receivable, aging information and other pertinent information whenever reasonably requested to the extent that such information is maintained by Seller under its current ledger system for the accounts receivable of the Division.

               (c) In the event that (1) Buyer receives an invoice in respect of services or goods which were delivered or provided to Seller prior to the Closing and (2) such invoice was not reflected as an account payable or as a Current Liability on the Closing Date Balance Sheet, Seller shall pay such invoice or reimburse Buyer if Buyer pays such invoice promptly after notice by Buyer of the invoice or the payment by Buyer.

               (d) Buyer shall provide office space, secretarial services, telephone and routine supplies for Dennis Kloth (who will not be a Transferred Employee) for up to three months from the Closing or for such shorter period that Mr. Kloth remains an employee of Seller. During such period, Mr. Kloth will be available to answer questions relating to the financial operations of the Division by Seller. Mr. Kloth shall not be an employee of Buyer and Seller shall continue to be responsible for all liabilities resulting from Mr. Kloth's employment.

          6.    CONDITIONS TO OBLIGATION TO CLOSE.

          (a) CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) Seller shall have obtained and delivered to Buyer all consents, authorizations, approvals of governmental agencies or third parties listed on the CONSENTS SCHEDULE;

          (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of Buyer to own, operate, or control the Acquired Assets or conduct the Business in the manner in which it has heretofore been conducted (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

          (v) the Seller shall have entered into the Other Agreement, and the same shall be in full force and effect;

          (vi) since December 31, 1995, there shall not have been any material adverse change in the assets, liabilities, financial condition, operating results, business or prospects of the Division or the Business;

          (vii) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(vi) is satisfied in all respects;

          (viii) Buyer shall have obtained title insurance (or a binding commitment to provide title insurance) from a title insurance company selected by Buyer (the "TITLE COMPANY") insuring the marketable title in and to the Real Property in fee simple free and clear of all liens, defects, claims, leases, rights of possession or other encumbrances including such endorsements and affirmative coverages as Buyer shall reasonably require, subject to title exceptions and defects which when taken together do not in any material way interfere with the existing use of the Real Property and do not adversely affect the merchantability of title thereto. Seller shall provide all such affidavits and indemnities as the Title Company reasonably shall require in order to afford such coverages and shall bear 50% of the cost of obtaining such title insurance.

          (ix) Buyer at its cost shall order and shall have received a current survey of the Real Property conforming to the Minimum Standard Detail Requirements jointly established and approved in 1992 by ALTA and ACSM certified to the Buyer and other Persons it may designate, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, showing access to public streets and roads directly or by means of easements or licenses, and showing no encroachments or encumbrances;

          (x) Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of Buyer after the Closing; and

          (xi) all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby are satisfactory in form and substance to Buyer.

Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

          (b) CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

               (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

               (iv) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

               (v) Buyer shall have provided Seller with a Florida resale exemption certificate with respect to the inventory included among the Acquired Assets;

               (vi) Buyer shall have entered into the Other Agreement, and the same shall be in full force and effect; and

               (vii) All actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby are satisfactory in form and substance to Seller.

Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

               7.  INDEMNIFICATION.

               (a) SURVIVAL. All representations and warranties of Buyer and Seller contained in this Agreement shall survive the Closing, regardless of any investigation made by or on behalf of the other Party or the Knowledge of any of its officers, directors, controlling persons, employees, agents or representatives and shall continue thereafter in full force and effect for the following periods: (i) the representations and warranties of the Seller contained is Sections 3(a), (b), (c) and (q) and by the Buyer in Sections 4(a),
(b), (c) and (d) shall survive the Closing and continue in full force and effect indefinitely; (ii) the representations and warranties of Seller contained in Section 3(n) shall survive the Closing and continue in full force and effect for a period of five years; (iii) the representations and warranties of Seller contained in Section 3(i) shall survive until the expiration of all applicable statutes of limitations (or any waiver or extension thereof); and (iv) all of the other representations and warranties, of Buyer and Seller contained in this Agreement shall survive the Closing and continue in full force and effect for a period of two years thereafter.

          (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF BUYER. Seller agrees to indemnify Buyer and its officers, directors, stockholders, successors and assigns (each, a "BUYER INDEMNIFIED PARTY"; collectively, the "BUYER INDEMNIFIED PARTIES") from and against the entirety of any Adverse Consequences that any Buyer Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by: (i) any breach of any of Seller's representations and warranties contained in this Agreement (so long as the Buyer Indemnified Party makes a written claim for indemnification therefor within the applicable survival period); (ii) any breach of any of Seller's covenants contained in this Agreement; (iii) the Excluded Liabilities; (iv) any Liabilities arising pursuant to the WARN Act other than Liabilities that arise as a result of Buyer's breach of its obligations under Section 5(e) hereof; (v) any Liabilities arising as a result of the parties' non-compliance with any bulk transfer laws applicable to the transactions contemplated hereby (except to the extent arising out of Buyer's failure to discharge any Assumed Liabilities);
(vi) the violation of Environmental and Safety Requirements by the Seller or in connection with the Business prior to the Closing; (vii) the presence or Release of Hazardous Material at or on the Acquired Assets prior to Closing, to the extent such Adverse Consequences arise under Environmental and Safety Requirements; (viii) the Release of Hazardous Material at, on or from any property other than the Acquired Assets, to the extent such Hazardous Material has been used, generated, treated, stored, disposed of or transported by or on behalf of the Seller or in connection with the Business prior to Closing and such Adverse Consequences arise under Environmental and Safety Requirements; and
(ix) the matters listed on the SCHEDULE OF ADDITIONAL INDEMNIFIED MATTERS; provided, however, that Seller shall not have any obligation to indemnify Buyer under Section 7(b)(i) for any breach of a representation or warranty hereunder unless and only to the extent that Buyer has suffered Adverse Consequences by reason of all breaches of Seller's representations and warranties contained in this Agreement which in the aggregate exceed $50,000; and, PROVIDED, FURTHER, that except as specifically provided in Section 5(g) above or on the SCHEDULE OF ADDITIONAL INDEMNIFIED MATTERS, Seller shall have no obligation to take, pay for, reimburse or indemnify Buyer with respect to any action or Adverse Consequence that may be necessary now or in the future (i) to remediate or otherwise bring the real property included within the Acquired Assets into compliance with any Environmental and Safety Requirement adopted after or otherwise not in effect on the Closing Date, (ii) to bring any Acquired Asset other than real property into compliance with any applicable Environmental and Safety Requirement in effect on the Closing Date or becoming effective thereafter or (iii) to permit Buyer to comply with any Environmental and Safety Requirement with respect to operation of the Business after Closing.

          (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF SELLER. Buyer agrees to indemnify Seller and its officers, directors, stockholders, successors and assigns (each, a "SELLER INDEMNIFIED PARTY", collectively, the "SELLER INDEMNIFIED PARTIES") from and against the entirety of any Adverse Consequences that any Seller Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by: (i) the breach of any of Buyer's representations and warranties contained in this Agreement (so long as the Seller Indemnified Party makes a written claim for indemnification therefor within the applicable survival period); (ii) the breach of any of Buyer's covenants contained in this Agreement; (iii) any Assumed Liability, (iv) any misuse or wrongful release of any information contained in records related to any Business Employee provided to Buyer pursuant to Section 2(a)(x) or (v) any violation of any Environmental and Safety Requirements, to the extent the Basis for which arises after the Closing.

          (d) MATTERS INVOLVING THIRD PARTIES. Subject to Section 7(a), if any third party shall notify any Party with respect to any matter which may give rise to a claim for indemnification under this Section 7 by such Party (the "INDEMNIFIED PARTY") against the other Party (the "INDEMNIFYING PARTY"), then the Indemnified Party shall notify the Indemnifying Party thereof promptly; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent that) the Indemnifying Party can demonstrate that it was damaged by such delay. If, within 15 days after the Indemnified Party has given notice pursuant to the preceding sentence, the Indemnifying Party gives written notice to the Indemnified Party acknowledging that the Indemnified Party is entitled to indemnification hereunder with respect to such matter and stating that the Indemnifying Party is assuming the defense thereof, (A) the Indemnifying Party will defend the Indemnified Party against the matter with counsel (and, with respect to environmental matters, consultants and contractors) chosen by the Indemnifying Party (and reasonably satisfactory to the Indemnified Party), (B) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent that the counsel the Indemnifying Party has selected has a preexisting conflict of interest and the Indemnified Party provides notice of such conflict promptly after it is discovered), (C) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party, and (D) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party. If, by 15 days after the Indemnified Party has given notice pursuant to the first sentence of this Section 7(d), the Indemnifying Party has failed to give written notice to the Indemnified Party acknowledging the Indemnified Party's right to indemnification hereunder with respect thereto and assuming the defense thereof, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate without prejudice to the Indemnified Party's right to indemnity from the Indemnifying Party.

          (e) MATTERS INVOLVING THE PARTIES. In the event that any Party hereto (the "INDEMNIFIED PARTY") asserts a claim for indemnification hereunder (but excluding claims arising under Section 7(d) hereof) against the other Party hereto (the "INDEMNIFYING PARTY"), the Indemnified Party shall give written notice to the Indemnifying Party specifying, in reasonable detail, the Basis for the assertion of the claim and the amount of the claim asserted. Such assertion of liability shall be deemed accepted by the Indemnifying Party and the amount of such claim shall be deemed a valid claim, conclusive and binding on the Indemnifying Party, unless, within twenty (20) days after the Indemnified Party gives written notice to the Indemnifying Party of such claim, the Indemnifying Party gives written notice to the Indemnified Party contesting the Basis for, or the amount of, such claim. If such notice is given by the Indemnifying Party, then the Parties shall use reasonable efforts to reach agreement with respect to such claim. If the Parties cannot reach agreement with respect to such claim within twenty (20) days after the Indemnifying Party gives notice of its objections as provided above, the contested assertion of the claim may be referred by either Party to arbitration in Cleveland, Ohio, in accordance with the rules of the American Arbitration Association then in effect. The determination made in accordance with such rules shall be delivered in writing to the parties thereto and shall be conclusive and binding upon the Parties, and the amount of the claim (if any) determined to exist shall be a valid claim.

          8. MISCELLANEOUS.

          (a) PRESS RELEASES AND ANNOUNCEMENTS. Except for any disclosures Buyer or Seller reasonably determines to be required by law, Buyer and Seller will agree in advance upon the timing and content of all announcements regarding any aspect of the transaction contemplated by this Agreement, whether to the public or to the Business Employees.


          (b) NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns. No statement or agreement contained herein is intended as, and no such statement or agreement should be construed as, an offer of employment by Buyer to any employee of Seller.

          (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

          (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. This Agreement shall not be assignable by either Party without the prior written consent of the other Party hereto; PROVIDED, HOWEVER, that Buyer may assign its rights hereunder (i) to any Affiliate (provided such Affiliate agrees in writing to be bound by the provisions hereof), (ii) to any Person in connection with a sale of all or substantially all of the business, capital stock or assets of Buyer (or substantially all of the assets of Buyer engaged in the Business); provided, that such Person assumes the Assumed Liabilities, and (iii) to any Person providing financing to Buyer or its Affiliates.

          (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:






IF TO SELLER:
-------------

Flint Ink Corporation
25111 Glendale Avenue
Detroit, Michigan 48239
Fax: (313) 538-0730
Attention:        Mr. Leonard D. Frescoln
                  President and
                  Chief Operating Officer

                                        IF TO BUYER:
                                        ------------

                                        Day International, Inc.
                                        333 West First Street
                                        P.O. Box 338
                                        Dayton, OH 45401-0338
                                        Fax: (937) 226-0052
                                        Attention:        Mr. Dennis R. Wolters
                                                          President and CEO





WITH A COPY TO:
---------------
(which shall not constitute notice to Buyer)

American Industrial Partners
One Maritime Plaza
Suite 2475
San Francisco, CA 94111
Fax: (415) 788-5302
Attention: Lawrence W. Ward, Jr.


Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          (h) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO (WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF).

          (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any condition, default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent condition, default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          (k) EXPENSES. Except as otherwise expressly provided herein, in any of the Other Agreements, or in paragraph 5 of the Letter of Intent dated as of October 16, 1996, each of Buyer and Seller will bear its own costs and expenses (including accounting, investment banking, brokerage and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Seller will bear the costs (including accountants' fees and expenses) of the review of the 1995 Statements and the June 30, 1996 Balance Sheet and the audit of the September 30, 1996 Statements.

          (l) CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The listing of a document or other item on the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein provided that such item or document is either listed or specifically referred to in the Section of the Disclosure Schedule pertaining to that representation or warranty. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

          (m) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          (n) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this

Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

                  (o) CERTAIN TAXES AND COSTS. Buyer shall pay (i) all recording or registration fees relating to placing a mortgage on the Real Property, (ii) except as otherwise provided herein (or in any schedule hereto), all costs and expenses associated with transferring any existing permits to, or issuing any new permits to, Buyer in connection with the consummation of the purchase and sale contemplated hereby, (iii) the cost of obtaining an ALTA loan policy covering the Real Property, if required, and (iv) the fees and expenses of surveyors, title agents, environmental consultants and other representatives conducting investigations of the facility prior to Closing on behalf of Buyer or its lenders. Buyer and Seller shall each bear one-half of the cost of recording and registering the deed (and any related documents) effecting or evidencing the transfer of the Real Property from Seller to Buyer pursuant to this Agreement. Seller shall be responsible for all transfer, documentary, sales, use, stamp, registration and other such taxes and fees, including any penalties and interest ("TRANSFER TAXES") incurred in connection with this Agreement and for the expenses of filing all necessary Tax Returns and other documentation ("TRANSFER TAX RETURNS") with respect to all such Transfer Taxes. Transfer Tax Returns shall be filed and Transfer Taxes shall be paid when due by the Party normally required by law to file such returns and pay such taxes. If required by Applicable Law, the Parties will and will cause their Affiliates to, join in the execution of any such Transfer Tax Returns. If the Closing does not occur on December 31, 1996, real and personal property taxes or other similar taxes assessed upon the Acquired Assets shall be prorated as of the Closing Date between the Parties based upon their respective period of ownership; provided, that the amount allocated to Buyer shall not exceed the amount accrued in respect of such taxes on the Closing Date Balance Sheet.

                  (p) DISCLAIMER REGARDING ACQUIRED ASSETS. Except for the representations and warranties made by Buyer in this Agreement, or in any certificate delivered pursuant hereto, Buyer acknowledges that Seller has not made, and Seller hereby expressly disclaims and negates, any representation or warranty, express or implied, relating to the condition of any of the Acquired Assets, including (i) any implied or express warranty of merchantability, (ii) any implied or express warranty of fitness for a particular purpose, (iii) any implied or express warranty of conformity to models or samples of materials,
(iv) any implied or express warranty of freedom from defects, whether known or unknown, and (v) any and all implied warranties existing under applicable law, it being the express intention of Buyer and Seller that, except as otherwise stated in any of the representations and warranties made by Buyer in this Agreement or in any certificate delivered pursuant hereto, the Acquired Assets shall be acquired by or conveyed to Buyer as is and in their present condition and state of repair.

                  (q) DISCLAIMER REGARDING FORWARD-LOOKING INFORMATION. Seller hereby expressly negates and disclaims, and Buyer hereby waives and acknowledges that Seller has not made any representation or warranty, express or implied, relating to the earning power of the Business, the accuracy, completeness, or materiality of any projections, forecasts, (pro forma) financial information relating to the operation of the Business after the Closing or any other forward-looking information (written or oral), now, heretofore, or hereafter furnished to Buyer by or on behalf of Seller, including any such information contained in any Information Memorandum regarding the Business.


                                  [END OF PAGE]
                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.


                                              DAY INTERNATIONAL, INC.
                                                a Delaware corporation


                                              By:___________________________
                                                       Dennis R. Wolters
                                                       President


                                              FLINT INK CORPORATION
                                                a Michigan corporation


                                              By:___________________________

                                              Title:________________________